Exhibit 10.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of December 20, 2013, between GGT SPRING TOWN TX, LLC, a Delaware limited liability company (“Borrower”), and SYNOVUS BANK, a Georgia state banking corporation (“Lender”).

WHEREAS, Borrower has applied to Lender for a loan to be used for the purposes hereinafter described, and Lender has agreed to make such loan on the terms and conditions herein contained.

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below:

Affiliate: With respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, and (b) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the stock of such Person.

Assignment: The Assignment of Rents and Leases from Borrower to Lender of even date herewith, as the same may be amended, assigning to Lender all leases and rents with respect to the Project.

Assignment of Deposit: The Assignment of Deposit Account from Guarantor to Lender of even date herewith, as the same may be amended.

Cost Budget: The cost budget for the Project, initially in the form of Exhibit B attached hereto, as the same may be amended from time to time with Lender’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Default: The occurrence of any event or condition which would, with the giving of any required notice, lapse of any applicable grace or cure period, or both, would constitute an Event of Default.

Distributions: Has the meaning set forth in Section 5.21.

Equity Requirement: A total equity contribution of $13,740,000.00 (or 30% of total costs pursuant to the Cost Budget, if greater), subject to adjustment as expressly provided in this Agreement.

Event of Default: Has the meaning given in Article VI hereof.

Force Majeure Event: Strikes, lock-outs, war, civil disturbance, natural disaster, acts of terrorism or, acts of God, governmental regulation of the sale of materials and supplies or the transportation thereof, shortages of material or labor resulting directly from general market shortages, governmental control or diversion, delays in governmental authorities conducting inspections, issuing licenses or permits or requiring additional approvals or imposing additional restrictions not reasonably foreseeable based on laws in existence as of the date hereof and other causes beyond Borrower’s reasonable control, other than shortage of funds, which cause a delay in Borrower’s performance of an obligation related to construction of the Project.

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General Construction Contract: The guaranteed maximum price general construction contract dated December 20, 2013, between Borrower and General Contractor, with such change orders and amendments permitted thereunder that are either expressly permitted by this Agreement or approved in writing by Lender.

General Contractor: MCRT Gulf Coast/Southwest Construction LLC, a Delaware limited liability company, as general contractor for the Project, or any replacement general contractor selected by Borrower, subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Guarantor: MCRT West Assurance XIX LLC, a Delaware limited liability company, and its successors and assigns; provided, however, that in the event that Guarantor is unable to perform its obligations under the Guaranty or that Investor exercises its rights under the operating agreement for Borrower, Investor is hereby approved by the Lender as a substitute Guarantor to act in place of Guarantor, provided that Investor is at the date of substitution a similarly (or better) capitalized entity that can comply with the financial obligations in the Guaranty, complies with the Assignment of Deposit and agrees in writing to be bound by the terms, conditions, and provisions of the Guaranty, the Indemnity, and any other Loan Documents to which the Guarantor is, or may be hereafter become, a party.

Guaranty: The Payment and Performance Guaranty Agreement from Guarantor to Lender of even date herewith, as the same may be amended, guaranteeing repayment of the Loan, with interest thereon, and other obligations in connection therewith, and performance of Borrower’s obligations pursuant to the Loan Documents, all to the extent set forth therein.

In Balance: The comparison of (a) the cost reasonably estimated by Lender to complete the Project, including payment of both hard costs and soft costs of the types set forth in subcategories under the “Construction Related Items” of the Cost Budget, plus Retainage that has been withheld from prior advances of the Loan to the extent not included in such costs (but without duplication) to (b) the remaining unadvanced Loan funds in such subcategories, including Retainage withheld from prior Loan advances, plus amounts that Borrower has placed on deposit with Lender pursuant to Section 5.7. For purposes of such comparison, the unexpended amount budgeted under the subcategories under “Non-Construction Items and Interest” (unless and until reallocated to another category, with Lender’s approval to the extent required by this Agreement) and the anticipated accrual of interest and anticipated operating deficits shall be excluded from the calculations of both (a) and (b).

Indemnity: The Indemnity Agreement from Borrower and Guarantor to Lender of even date herewith, as the same may hereafter be amended, with respect to violations of laws, rules and regulations relating to the environment.

Inspector: The individual or firm from time to time designated by Lender to serve as such hereunder.

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Investor: GGT Spring Town Holdings, LLC, a Delaware limited liability company, which is directly or indirectly Controlled (as defined in the definition of Permitted Transfers) by CNL Growth Properties, Inc., a Maryland corporation.

Loan: Loan of up to $32,060,000.00 from Lender to Borrower to be made pursuant to this Agreement, but not more than 70% of costs pursuant to the approved Cost Budget.

Loan Documents: This Agreement, the Note, the Mortgage, the Assignment, the Assignment of Deposit, the Indemnity and the Guaranty, together with all other documents executed and delivered by Borrower or Guarantor to Lender as security for the Loan.

Manager: Either a management company affiliated with Mill Creek Residential Trust LLC, Westwood Residential or Greystar, as the property manager and leasing agent for the Project (or other property manager approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed).

Mill Creek Member: MCRT Spring Town LLC, a Delaware limited liability company.

Mortgage: That certain Deed of Trust, Security Agreement and Fixture Filing of even date herewith, as the same may hereafter be modified or amended, granting to Lender a first lien upon the Property and the Project.

Mortgaged Property: Has the meaning set forth in the Mortgage.

Net Cash Flow: Income from the rental of the units of the Project in the ordinary course of business less expenses of ownership and operation of the Project and Property, including, without limitation, debt service payments then due with respect to the Loan, management fees and expenses reimbursable to Manager and reasonable reserves for future payment obligations of the Borrower (including, without limitation, reasonable reserves for maintenance and repair, ad valorem taxes and assessments, insurance premiums and other expenses that may not be payable on a monthly basis).

Note: That certain Promissory Note of even date herewith evidencing Borrower’s promise to repay the Loan together with interest, as the same may hereafter be modified or amended.

Optional Note Rate: Has the meaning set forth in Section 2.6 hereof.

Permitted Exceptions: (i) those matters listed on Schedule B of the mortgagee’s policy of title insurance delivered to Lender in connection with the closing of the Loan and such other title exceptions as are approved by Lender in writing, (ii) real property leases permitted by the Loan Documents and leases of furnishings for model units, office equipment and facilities for cable televisions, telephone, internet, security systems and similar systems, (iii) non-consensual liens or encumbrances that are being contested as permitted by and in accordance with the Loan Documents, (iv) liens, security interests or encumbrances created under the Loan Documents, (v) liens for real estate taxes on the Property and Project not yet due and payable or that are being contested in accordance with the Loan Documents, (vi) other liens or encumbrances approved by Lender or expressly permitted under the Loan Documents, and (vii) customary and usual easements and rights of way with respect to the Property and Project for water and sewer lines,

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telephone and internet lines, electric and gas lines or other utilities or for other similar purposes related to the construction, operation and occupancy of the improvements within the Project that are either (A) existing and set forth in Lender’s policy of title insurance or (B) requested by Borrower and approved by Lender in connection with the Project, not to be unreasonably withheld.

Permitted Transfers:

(i) any transfers of equity interests in a publicly-traded company, or public company, or change in control of a publicly-traded company or public company;

(ii) a transfer to an immediate family member (i.e., any child, grandchild, parent, spouse or sibling) or a transfer by a natural person to a revocable inter vivos trust having such natural person as a trustor or trustee of such trust and one or more immediate family members of such natural person as beneficiaries of such trust or a transfer by devise or descent or by operation of law upon the death of a natural person;

(iii) any transfer of unit of participation or interest by any pension plan, pension fund or collective investment fund or trust containing pension funds;

(iv) any transfers of direct or indirect equity interests in Mill Creek Residential Trust LLC;

(v) any transfer of direct or indirect interests in Investor;

(vi) any transfer of direct or indirect interests in Borrower by and between the Mill Creek Member and Investor;

(vii) any transfer of direct or indirect interests in Borrower by the Mill Creek Member and/or Investor to any Affiliate thereof;

(viii) any transfer of any interest in Borrower to a Person approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, so long as the Mill Creek Member, Investor and/or any Affiliate thereof shall continue to have control of the Borrower following such transfer; and

(ix) transfers of direct and/or indirect equity interests in Borrower, provided that:

(a) no Event of Default exists;

(b) if such transfer is from a Person that is not a Qualified Equityholder, except as (1) may be otherwise prohibited by applicable law or (2) a transfer or transfers of publicly traded stock, and issuances of stock to the public which is the subject of or is exempt from filing(s) with the U.S. Securities and Exchange Commission, Borrower shall provide not less than ten (10) days prior written notice to Lender if such transfer is to a Person other than a Qualified Equityholder or an Affiliate thereof or two (2) days prior written notice if such transfer is to a Qualified Equityholder or an Affiliate thereof; and

(c) no such transfer shall result in a Change of Control (as defined below).

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For the avoidance of doubt, equity transfers of interests in Borrower among CNL Affiliates (as defined below) shall be permitted without the consent of Lender subject to the other terms set forth herein. For purposes of subsection (ix) in the definition of Permitted Transfers and this Section, the following defined terms shall have the meanings set forth below:

“CNL Affiliates” means any Person directly or indirectly in Control of or Controlled by, or under direct or indirect common Control with, CNL.

“Change of Control” means the occurrence of the failure of Borrower to be Controlled by one or more Qualified Equityholders.

“CNL” means CNL Growth Properties, Inc., a Maryland corporation

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (subject, however, to such customary veto and/or voting approval rights as may be granted to any other direct or indirect equityholders of such entity) (“Controlled” and “Controlling” each having the meaning correlative thereto).

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department (including any state department of health), agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

“Qualified Equityholder” means CNL and successor entities to CNL resulting from a public offering, sale of publicly-traded shares, “privatization”, merger, reverse merger or similar event.

Provided that in each case an Affiliate of Mill Creek Residential Trust LLC or Investor is the managing member of the Borrower, and no sale, conveyance, transfer or assignment of any interest in the Borrower (whether owned directly or indirectly) shall constitute a Permitted Transfer if it would result in neither Mill Creek Residential Trust LLC, Investor or their Affiliates having direct or indirect control of the Borrower.

Person: A natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, or any fiduciary acting in such capacity on behalf of the foregoing.

Plans and Specifications: The Plans and Specifications for the Project, as the same may be amended from time to time with Lender’s prior written consent or that are otherwise permitted by this Agreement.

Project: The 396-unit class “A” apartment project to be constructed on the Property in all material respects in accordance with the Plans and Specifications.

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Property: The real estate located in Harris County, Texas, containing approximately 19.5 acres, as described in Exhibit A attached hereto and made a part hereof.

Required Completion Date: Not later than thirty (30) months from the date of this Agreement, as extended by the number of days of delay due to a Force Majeure Event.

Retainage: The greater of (a) 10% of each draw for payment of the costs under the General Construction Contract until the Project is 50% complete, at which date one-half the Retainage will be released and 5% retainage shall be required on each draw for payment of costs under the General Construction Contract thereafter, such that, at substantial completion, prior to release of Retainage, there is an aggregate Retainage of 5%; however, (i) no retainage will be withheld for the General Contractor fee, general condition costs, materials purchased directly by contractors (including General Contractor), soft costs and the following items: lumber, drywall material, doors, millwork, finish hardware, windows, floor coverings, cabinetry, granite countertops, appliances, elevators, electrical fixtures, wood trusses and concrete; and (ii) Lender will agree to release Retainage for subcontractors whose contracts are fully complete upon receipt of evidence of completion and their final conditional lien waivers (conditioned only upon release of the retainage to such subcontractor), with final unconditional lien waivers delivered within fifteen (15) days of such contractor’s receipt of Retainage; or (b) the retainage required under the General Construction Contract. For purposes of clarification, the 10% or 5% Retainage, as the case may be, shall be calculated without regard to the items for which no retainage is required under item (i) above and the items under item (ii) above for which retainage has been released.

Security Documents: The Mortgage and the Assignment.

Single Purpose Entity: A Person which complies with the requirements of Section 5.14 hereof.

Stored Materials: Those materials which are to be used at a future date in the construction of the Project and are to meet the requirements of Section 2.1(G) hereof.

Title Company: Fidelity National Title Agency, Inc.

ARTICLE II

DISBURSEMENT OF THE LOAN

2.1 Disbursement Procedure: Lender agrees on the terms and conditions and relying on the representations set forth herein to lend to Borrower, and Borrower agrees to borrow from Lender, an amount not to exceed the Loan amount. Subject to compliance by Borrower with all of the provisions of this Agreement, the Loan shall be disbursed in several advances at such times and in such amounts as Lender shall determine in accordance with the following procedures:

(A) Not less ten (10) days before the date on which Borrower desires an advance from the Loan, Borrower shall submit to Lender (1) a signed cover letter, indicating the amount requested to be disbursed, and whether interest on the Loan is to be paid from the draw, (2) for amounts to be disbursed for costs pursuant to the General Construction Contract, an AIA G702/703 draw request form satisfactory to Lender, properly executed, with certification by

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Borrower, General Contractor and Borrower’s architect that such draw request is for payment or reimbursement of actual costs incurred for construction of the Project, which must also be consistent with the Cost Budget, (3) for amounts to be disbursed for other costs, an itemization in accordance with the Cost Budget, and, if specifically requested by Lender, invoices or other satisfactory evidence of such costs, (4) lien releases from the General Contractor and, if requested by Lender, from subcontractors receiving proceeds from the current draw or preceding draws for which such a lien release has not been furnished, and (5) a date-down endorsement to Lender’s title insurance policy confirming no intervening liens or change in status of title (excluding Permitted Exceptions) or lien priority of the Mortgage. The cost breakdown for costs pursuant to the General Construction Contract shall also show the percentage of completion of each line item on the Cost Budget, and the accuracy of the cost breakdown shall be certified by Borrower and by the General Contractor. Borrower appoints Darren Schackman and Jeb Cox (if more than one, any one may sign) as its agent to make disbursement requests. Borrower may hereafter by written notice to Lender appoint one or more other agents or change agents to make disbursement requests, provided any such notice is not effective until actually received by Lender.

(B) The completed construction and the draw request form and cost itemization will be reviewed by the Inspector who will confirm to Lender its professional opinion of the cost of completed construction, percentage of completion and compliance in all material respects with the Plans and Specifications. The Borrower will coordinate site inspections with the Inspector in a timely manner so that (i) all payment applications by the General Contractor, whether or not to be funded from the Loan, will be submitted to the Inspector, and the Inspector will have the opportunity to review all work in place that is included in each such payment application; and (ii) the Inspector will be notified of the timing of substantial completion of key elements of the Project in order to allow review of footings, foundations and structural components while visible. Borrower acknowledges and agrees that all inspections by or on behalf of Lender shall be solely for the benefit of Lender, and Borrower shall have no rights to (i) rely on any information, materials or opinions of Inspector with respect to the Project of any kind, however evidenced or communicated; or (ii) claim any loss or damage against Lender or Inspector arising from any alleged negligence (excluding Lender’s gross negligence or willful misconduct) or failure to perform such inspections, failure to monitor loan disbursements or the progress or quality of construction, or failure to otherwise properly administer the construction aspects of the Loan. Nothing herein is intended to release Inspector for its employees’ actions which directly cause bodily injuries or death or property damage while on the Property.

(C) The maximum advance will be allowable disbursements from the Cost Budget for Project costs other than costs pursuant to the General Construction Contract, as determined by Lender, including any unpaid Loan fees and expenses and interest accrued on the Loan, plus the actual cost of work and labor done on the Project pursuant to the General Construction Contract, including General Contractor fees and Stored Materials that are submitted to and approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, subject to Borrower’s right to reallocate contingency and cost savings in accordance with the terms of this Agreement. The advance to be made will be the maximum allowable advance less: (x) the Retainage and (y) the amounts previously advanced by Lender. Except as otherwise provided in the definition of “Retainage” in Article I, the Lender will be obligated to advance Retainage only after satisfactory completion of all construction work (subject to punch list items for which a holdback reasonably acceptable to Lender shall have been established if required by Lender) and

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the furnishing to Lender of evidence reasonably satisfactory to Lender that such completion is free of all mechanics’ and materialmen’s liens and that appropriate governmental authorities have approved the Project in its entirety for permanent occupancy. Lender will not be obligated to advance for any duplication of work, work which does not conform in all material respects to the Plans and Specifications or work which is unsatisfactory in the opinion of Inspector because the work does not comply with applicable laws or codes or is defective in any material respect.

(D) Notwithstanding the foregoing, Lender shall not be required to advance more than once each month except that Borrower may request one additional monthly advance with respect to the following items: site work, shell, framing, drywall, trim, paint, stucco, landscaping, mechanical, electrical and plumbing services and fire alarms. Lender reserves the right to limit the total amount advanced on the Loan at any time to an amount which, when deducted from the total amount of the Loan (leaves the Loan, together with any additional funds then held by Lender as a result of a deposit by Borrower as described in Section 5.7 hereof), In Balance, all as determined by Lender in its reasonable discretion from time to time. Subject to the other conditions of this Agreement, the General Contractor fee of up to six percent (6%) of total construction hard cost will be allowed and will be advanced in monthly increments over the construction period based upon percentage of completion. Subject to the other conditions of this Agreement, an overhead/development fee of up to three percent (3%) of total Project cost will be advanced as follows: twenty percent (20%) as of the date hereof (or upon satisfaction of the Equity Requirement, if later), sixty percent (60%) in increments over the construction period based upon percentage of completion and the remaining twenty percent (20%) upon completion and issuance of final, unconditional certificates of occupancy for the Project. Except for such advances of the developer fee, General Contractor fee, amounts due for payment of costs under the General Construction Contract, and line items for leasing, marketing, management or similar expenses to any Affiliate serving as Manager or leasing agent, Lender shall not be obligated to make any advances for fees, overhead or other amounts to Borrower, Guarantor, or any Affiliate of Borrower or Guarantor.

(E) Borrower will be required to inject into the Project, as cash equity, a sum in the amount of the Equity Requirement. Lender requires and Borrower agrees that the balance of the Equity Requirement, to the extent not funded at closing by Borrower for items set forth on the closing statement, will be advanced by Borrower for costs pursuant to the Cost Budget and evidence thereof furnished to Lender prior to any request for advance under the Loan. Borrower will provide Lender with the same items as set forth in Section 2.1(A)(1) through (4) as evidence of advances of the funds satisfying the Equity Requirement.

(F) A reallocation among line items of the Cost Budget may be made upon Borrower’s written request, provided any such reallocation must be approved by Lender, which approval shall not unreasonably be withheld so long as Borrower provides evidence satisfactory to Lender of verifiable cost savings in the category from which budgeted amounts are being reallocated and that the amount remaining unadvanced in such category is sufficient to complete such category. Notwithstanding the foregoing, (i) no advances from hard cost categories to soft cost categories or from interest reserve to other categories shall be permitted except in Lender’s sole discretion, and except that after the Project is complete and all costs from the hard cost categories of the Cost Budget are paid, the unused balance may be transferred to the interest reserve or contingency categories, and (ii) Lender shall allow Borrower to reallocate funds from the contingency line item to any other hard cost line item without Lender’s approval and to

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reallocate funds from soft cost categories that have verifiable cost savings (of which Borrower has provided satisfactory evidence) to hard cost categories, but Borrower shall contemporaneously notify Lender of any such reallocation and such reallocation shall be subject to the limitations of Section 5.16.

(G) Lender shall not be obligated to advance for Stored Materials unless the Stored Materials for which Borrower desires an advance are titled in Borrower and either (1) stored in a bonded warehouse approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned, and available for inspection by Inspector, or (2) stored at the Property or in a locked and otherwise secure storage arrangement reasonably acceptable to Lender, available to Inspector for inspection and insured in an amount reasonably acceptable to Lender. In no event will Lender be required to make advances to pay for Stored Materials more than one hundred twenty (120) days prior to the date such Stored Materials are to be used in the construction of the Project. Borrower shall provide Lender with a description of and invoices for all Stored Materials.

(H) The Cost Budget includes an interest reserve, which will be advanced by Lender to pay interest on the Loan as it becomes due, unless Borrower pays interest when due from other than Loan funds. Interest will be payable by Borrower to Lender on that portion of the interest reserve actually disbursed by Lender. The Lender will be obligated to advance interest accrued on the Loan only to the extent that cash flow from the Project, after payment of expenses of ownership and operation of the Project and Property, is insufficient to do so. In the event that, prior to the time when cash flow from the Project is sufficient to pay interest, the interest reserve is reduced to an amount less than the estimated amount of interest to accrue until such time, Borrower will, within twenty (20) days of written notice from Lender to do so, deposit with Lender such sum as may be necessary to increase the interest reserve to an amount sufficient to pay the estimated amount of interest to accrue until cash flow from the Project is anticipated to be adequate to pay interest. So long as no Default or Event of Default exists, at such time as the Project is completed in accordance in all material respects with the Plans and Specifications, all costs thereof have been paid, and the cash flow from the Project is sufficient to pay all debt service payments and operating expenses, then upon Borrower’s written request, Lender will advance to the Borrower any unadvanced portion of the Loan and will release to the Borrower the amount deposited pursuant to the preceding sentence that has not been used to pay interest.

(I) The Cost Budget includes a contingency reserve, which shall be disbursed by Lender upon Borrower’s request as provided by and in accordance with Section 2.1(F) above or as otherwise approved by Lender. Interest will be payable by Borrower to Lender only on that portion of the contingency reserve actually disbursed by Lender.

Notwithstanding the foregoing, the provisions of this Section 2.1, Lender may make one or more advances to Borrower upon written or oral disbursement requests not complying with the requirements of this Section 2.1, and such advances will, in the absence of bad faith by Lender, be conclusively deemed to be advances to Borrower hereunder.

2.2 Advances by Lender. Regardless of whether Borrower has submitted a requisition therefor, Lender may from time to time upon prior written notice to Borrower advance amounts which become due for construction and non-construction expenses for which Borrower is responsible for payment, including but not limited to interest on the Loan, if

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Borrower has not timely paid such expenses. Such advances may be made either directly to parties to whom such amounts are due, made by depositing the same into Borrower’s checking account with Lender and debiting such account, or paid to Lender to reimburse Lender for sums due to it. All such advances and advances to parties other than Borrower shall be deemed advances to Borrower hereunder and shall be secured by the Security Documents to the same extent as if they were made directly to Borrower.

2.3 Representations and Warranties. Each submission by Borrower to Lender of a requisition for an advance of the Loan shall constitute Borrower’s representation and warranty to Lender that: (a) all completed construction is constructed in all material respects in accordance with the Plans and Specifications, and (b) all construction and nonconstruction costs for the payment of which Lender has previously advanced funds have in fact been paid.

2.4 Additional Information. If Lender or the Title Company shall so require, Borrower will submit with its requisitions for advances lien waivers in form reasonably satisfactory to Lender and the Title Company, showing amounts paid and amounts due to all Persons furnishing labor or materials in connection with the completion of the Project. If the title insurance policy insuring the Mortgage is not written so as to insure any and all disbursements of the Loan up to the face amount of the Mortgage, or if Lender shall so require, Borrower shall arrange to have the Title Company deliver to Lender a date-down endorsement confirming the advance being requisitioned and insuring Lender as to the priority of such advance under the policy insuring the Mortgage without additional exceptions.

2.5 Delivery of Funds. Except for any initial advance funded through the Title Company or its approved attorney or agent, Lender will make advances of the Loan by depositing the same to Borrower’s account with Lender, which account shall be used by Borrower only for the purpose of paying the costs and expenses contemplated by this Agreement. The making of an advance by Lender shall not constitute Lender’s approval or acceptance of the construction theretofore completed. Lender’s inspection and approval of the Plans and Specifications, the construction of the Project, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the advances if, and to the extent, required by this Agreement.

2.6 Optional Note Rate; Tranches. So long as no Event of Default exists, Borrower may from time to time select up to four tranches of the outstanding Loan balance to bear interest at a rate other than the Standard Note Rate (as defined in the Note). Each such tranche in an amount designated by Borrower in its written notice to Lender will bear interest at a rate of interest quoted by Lender (based upon rates obtained by Lender from Thomson Reuters or such other reliable third-party provider of rate quotes as Lender may from time to time select) from time to time as the sum of (a) the London Interbank Offered Rate (the “LIBOR”) for deposits in U.S. Dollars, at approximately 9:00 a.m. (Birmingham, Alabama time), for a period of 30, 60, 90 or 180 days (each a “LIBOR Period”), divided by one (1) minus the Reserve Percentage, plus (b) 225 basis points. Each such rate (an “Optional Note Rate”) will initially be established as of the date specified in Borrower’s written election (which must be at least two (2) business days in advance) and will expire and be reset at the end of each LIBOR Period. Similarly, Borrower must give written notice of its election to Lender at least two (2) business days prior to the date on which the Optional Note Rate will expire and be reset to either (i) change to a different

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Optional Note Rate based on a different LIBOR Period, (ii) revert to the Standard Note Rate, or (iii) continue with a new Optional Note Rate with the same LIBOR Period. If no election is timely made, the Borrower will be deemed to have elected for such tranche to bear interest as provided in (iii) above at new Optional Note Rate with the same LIBOR Period as the Optional Note Rate then expiring. No selection shall be made of a LIBOR Period which extends beyond the Maturity Date. In the event the use of LIBOR for any reason should become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to set or determine the LIBOR, or if LIBOR does not in Lender’s commercially reasonable judgment reflect its cost of making or maintaining loans, then the Standard Note Rate (as it changes from time to time pursuant to the Note) shall apply until Lender notifies Borrower that such condition no longer exists.

2.7 Post-Closing Items. Notwithstanding any provision herein to the contrary, Lender will be under no obligation to fund any advances of the Loan until Borrower has complied with the provisions of Schedule 2.7 regarding Post-Closing Items.

ARTICLE III

CONDITIONS TO THE LOAN

Lender’s obligation to make the Loan or any advance thereof shall be effective only upon fulfillment of the following conditions:

3.1 Payment of Fees. Payment by Borrower of a commitment fee of one-half percent (1/2%) of the maximum Loan (which is deemed fully earned upon the date of this Agreement and non-refundable), and all other actual, out-of-pocket fees and expenses of Lender required by this Agreement which are then due and payable within ten (10) business days of receipt of written request by Lender to Borrower.

3.2 Documents. Execution, delivery and, when appropriate, recording or filing, of this Agreement, the Note, the other Loan Documents, and all other documents evidencing or securing the Loan, and all other documents required by this Agreement, all in form and content satisfactory to Lender and Borrower; the accuracy of all representations and warranties in all material respects herein and therein; and the absence of any Default hereunder or thereunder. Lender may elect in its discretion to refuse to fund all or any part of a requested advance of the Loan if an Event of Default exists or a monetary Default exists. Lender may also elect to refuse to fund all or any part of a requested advance of the Loan if any non-monetary Default exists, which does not yet constitute an Event of Default due to a stated cure period not having expired, if the Lender in its discretion, acting in good faith, considers such non-monetary Default to be material and so notifies Borrower.

3.3 Title Insurance. Issuance of the title insurance policy satisfactory to Lender and receipt by Lender of an endorsement to the title policy insuring the priority of such advance and confirming that there has been no change in the status of the title to the Property, creation of any new encumbrance thereon (except Permitted Exceptions), or occurrence of any event that could in Lender’s reasonable opinion impair the priority of the lien of the Mortgage as of the time of each advance.

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3.4 Survey. Delivery of a survey acceptable to Lender and the Title Company, and, within thirty (30) days after completion of the foundations of all buildings in the Project, if requested by Lender, delivery of an updated survey showing the construction of the foundations as within the boundaries of the Property and in compliance with all applicable setback and other location requirements required by applicable law, regulation or recorded covenant, and showing no change in conditions which could materially, adversely affect the Property or the Project as collateral for the Loan.

3.5 Initial Advance. As a condition of the initial advance from the Loan, Borrower will provide evidence reasonably satisfactory to Lender that all of the Equity Requirement has been injected into costs set forth in the Cost Budget.

In the event Lender, at its option, elects to make one or more advances prior to receipt and approval of all items required by this Article III, such election shall not obligate Lender to make any subsequent advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, knowing that Lender will rely on such representations and warranties as incentive to make the Loan, that:

4.1 Borrower’s Existence. Borrower is a duly organized and existing Delaware limited liability company, having full power and authority to consummate the transactions contemplated by this Agreement. Borrower is owned and managed by the Persons having the ownership percentages and management rights set forth in Schedule 4.1. Borrower is a Single Purpose Entity whose sole purpose is to construct, own, operate and lease the Project, and Borrower has no other material assets and no other indebtedness for borrowed money, either as a primary obligor or as a surety or guarantor.

4.2 Violations or Actions Pending. There are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened, which might materially adversely affect the financial condition of Borrower or which might materially and adversely affect the Project. Borrower is not in violation of any agreement the violation of which might reasonably be expected to have a material adverse effect on Borrower’s business or assets, and Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower is subject which might reasonably be expected to have a material adverse effect on Borrower’s business or assets. Neither the execution and performance of this Agreement and other Loan Documents by Borrower will result in any breach of any mortgage, deed of trust, lease, credit or loan agreement or any other material instrument which may bind or affect Borrower.

4.3 Financial Statements. All financial statements of Borrower heretofore given and hereafter to be given to Lender are and will be true and complete in all material respects as of their respective dates and prepared in accordance with generally accepted accounting principles consistently applied to the extent required under Section 5.12, and fairly represent the financial condition of Borrower.

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4.4 Compliance with Laws and Regulations. All necessary action has been taken and all building permits (or will be received prior to funding the initial advance of the Loan) and other permits have been received (or will be received prior to funding the advance of the Loan related to such stage of construction) and all concurrency requirements have been or will be satisfied to allow construction of the Project in all material respects in accordance with the Plans and Specifications and use of the Project for its intended purpose under applicable laws, ordinances, and regulations, including, without limitation, zoning, subdivision and environmental laws. When completed according to the Plans and Specifications, the Project will comply with all applicable laws and regulations, including, without limitation, the Fair Housing Act and the Americans with Disabilities Act, and applicable regulations thereunder.

4.5 Roads and Utilities. All utility, water and sanitary sewer services necessary at, and for the construction of the Project and use of the Project upon completion are or will be available to the Property. All roads necessary for the use of the Project for its intended purposes have been or will be completed and are or will be public roads maintained by the state, county or municipality, or the necessary rights-of-way therefor have been or will be acquired or dedicated, and all necessary steps have been or will be taken to insure the completion thereof and acceptance and maintenance by the state, county or municipality.

4.6 Priority of Mortgage. The Mortgage, when duly executed, delivered, and recorded, will constitute a first lien against the Property, prior to all other liens and encumbrances, including those which may hereafter accrue, except for such matters as shall have been excepted with Lender’s approval on the initial title insurance policy issued by the Title Company insuring the Mortgage and any other Permitted Exceptions. Review and approval by Lender of a plat of the Property to be recorded after Closing and Lender’s subordination of its Mortgage lien to the plat will not be unreasonably withheld.

4.7 Condemnation. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to exercise any power of condemnation or eminent domain with respect to the Property, or any interest therein, or to enjoin or similarly prevent the construction or use of the Project.

4.8 Accuracy of Documents. All documents furnished to Lender by or on behalf of Borrower as part of or in support of the Loan application or pursuant to this Agreement are true, correct, complete and accurately represent in all material respects the matters to which they pertain.

4.9 Equity. Borrower has, prior to or simultaneously with any advance from the Loan and in addition to the Loan, paid costs of acquisition of the Property, related closing costs and other costs set forth in the Cost Budget, and will satisfy the Equity Requirement prior to the initial draw from the Loan.

4.10 Continuing Effectiveness. All representations and warranties contained herein shall be deemed continuing and in effect at all times while Borrower remains indebted to Lender and shall be deemed to be incorporated by reference as being true and correct to Borrower’s knowledge in all material respects in each requisition for advance by Borrower unless Borrower specifically notifies Lender in writing of any change therein. If Borrower notifies Lender of any such change, Lender shall not be obligated to make any further advance unless (i) the change does not, in Lender’s opinion, materially and adversely affect the Property, the Project or the financial condition of Borrower or Guarantor, or (ii) the change is cured, discharged, insured or bonded off by Borrower in a manner reasonably satisfactory to Lender.

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ARTICLE V

COVENANTS OF BORROWER

Borrower covenants and agrees, from the date of this Agreement and as long as Borrower remains indebted to Lender:

5.1 Construct Project. To commence the construction of the Project within ninety (90) days of the date hereof; to cause the Project to be constructed on the Property and in all material respects in accordance with the Plans and Specifications, and in compliance with all applicable regulations including zoning and setback requirements, the Fair Housing Act and Americans with Disabilities Act, and applicable regulations thereunder, and so as not to encroach upon or overhang any easement or right-of-way; to cause such construction to proceed continuously; and to complete construction of the Project by the Required Completion Date subject to extension for any Force Majeure Event, time being of the essence. Borrower will promptly notify Lender of any Force Majeure Event that it anticipates will materially affect the Required Completion Date.

5.2 Use of Proceeds. To use the proceeds of the Loan solely and exclusively for the purposes set forth in the Cost Budget and to pay such fees, closing costs, and other nonconstruction expenses relating to the Loan, the construction of the Project, or the discharge of Borrower’s obligations under this Agreement as Lender has approved or may from time to time approve.

5.3 Liens and Encumbrances. To keep the Property and Project and all other assets of Borrower free from all liens and encumbrances except Permitted Exceptions; to pay promptly all Persons supplying work or materials for engineering or architectural services with respect to the Project and any construction of the Project; and to promptly discharge by bond or otherwise, or make other arrangements acceptable to Lender with respect to, any mechanic’s, materialman’s or other lien filed against the Property or Borrower subject to Borrower’s rights to contest such lien in accordance with the Loan Documents.

5.4 Taxes. To pay promptly when due and before the accrual of penalties thereon all taxes, including all real and personal property taxes and assessments levied or assessed against Borrower or the Property, and all required contributions pursuant to applicable development approvals and to provide Lender with receipted bills therefor if requested by Lender. Borrower may request advances from the Loan to pay such taxes, assessments and required contributions to the extent of the line item therefor in the Cost Budget.

5.5 Insurance. To procure and maintain in effect for the benefit of Borrower and Lender (a) during the period of construction, builder’s risk coverage in an amount not less than the full replacement cost of the Project (but not less than the guaranteed maximum price pursuant to the General Construction Contract), which shall be provided prior to the earlier of delivery of building materials for, or construction of vertical portions of the buildings comprising part of the improvements within the Project; (b) at all times while Borrower is indebted to Lender, liability

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insurance in an amount reasonably acceptable to Lender and customarily provided for similar properties; (c) upon completion of the Project (or any building thereof) insurance on the Project (or completed portion thereof) with an ISO Special Cause of Loss form, or its equivalent, for full replacement cost, without co-insurance, and business interruption insurance (including loss of rents) sufficient to provide proceeds to cover the “Actual Loss Sustained” during restoration of any portion of the Project. Actual Sustained Loss shall mean projected gross revenues (less non-recurring expenses) for a period not less than twelve (12) months, as projected by Borrower, subject to the commercially reasonable approval of Lender, and containing a 90-day extended period of indemnity endorsement; and (d) if any buildings located on the Property lie within a “special flood hazard area” as identified by the Federal Emergency Management Agency (or successor governmental agency or authority performing such identification functions), flood insurance in an amount acceptable to Lender up to replacement cost (which in no event shall be less than the coverage and maximum insurance amount available under the National Flood Insurance Program); and to name Lender as mortgagee and lender loss payee in all policies of fire and extended coverage, including business interruption coverage, and as an additional insured under all liability policies relating to the Property and the Project. All policies must provide at least thirty (3) days prior written notice of cancellation to Lender (except in the case of nonpayment of premium, in which case not less than ten (10) days’ prior written notice). At least ten (10) days prior to the expiration date of all such policies, Borrower shall provide Lender certificates evidencing such renewals thereof satisfactory to Lender; however, in the event Borrower is then negotiating for an extension or replacement and so notifies Lender, no Default shall occur and no forced placement of insurance will be imposed by Lender so long as Borrower provides reasonably satisfactory evidence during the period of such negotiation that all required coverages remain in effect. Borrower shall deliver to Lender receipts evidencing the payment of all such insurance policies and renewals. All providers shall have a long-term senior debt rating of at least “A” by Standard and Poor’s Rating Service or an AM Best rating of AX (or better), unless (i) otherwise approved by Lender in its reasonable discretion or (ii) providers with such ratings are unattainable in the then current insurance market in which case providers with ratings reasonably attainable in such market may be utilized during the period that such rated providers are unavailable, provided such lesser-rated providers will be submitted to Lender for its approval, not to be unreasonably withheld. Except as otherwise provided in this Agreement, proceeds of any fire and extended coverage insurance shall be applied toward the repair or restoration of the Project or to the payment of Borrower’s indebtedness to Lender, at Lender’s option. At all times Borrower will maintain with Lender satisfactory evidence of current coverage complying with the terms hereof, consisting of Acord 28 and Acord 25 forms, or, upon Lender’s request, copies of policies. If Lender requests a copy of any policy, it will provide reasonable notice to Borrower and initially only the lead policy of any multi-tiered insurance coverage will be required unless Lender in its reasonable discretion, upon review of the lead policy, requests any other policy in order to confirm that the required coverages are in effect or the terms and conditions of such coverages. Borrower hereby authorizes Lender to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy subject to the provisions of the Mortgage.

5.6 Fees. To pay a commitment fee to Lender of one-half percent (1/2%) of the maximum Loan amount, which fee is due and fully earned upon the date of this Agreement, and all other customary out-of-pocket loan and inspection fees of Lender, all fees and charges of the Inspector and all expenses involved in perfecting the lien status or priority of the Mortgage and

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all other out-of-pocket expenses of Lender directly related to the Loan or the protection and preservation of the Property or Project or the enforcement of any provision of this Agreement, including, without limitation, recording fees and taxes, intangibles taxes, documentary stamp taxes, tax, title and lien search charges, title insurance charges, architect’s, engineers’ and reasonable attorneys’ fees (including reasonable attorneys’ fees at trial and on any appeal by either Borrower or Lender), real property taxes and insurance premiums, and to indemnify against, and hold Lender harmless from, any loss, or liability on account of any claim by any party arising out of the Loan or Lender’s interest in or lien upon the Property or the Project, unless such claim results from the gross negligence or willful misconduct of Lender. WITHOUT LIMITATION, THE FOREGOING INDEMNITY APPLIES TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF LENDER BUT NOT TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER.

5.7 Deficiencies. If Lender reasonably determines that the Loan is not In Balance, Lender may require that Borrower bring the Loan In Balance within ten (10) business days of Lender’s written demand by either (i) expending an amount of Borrower’s funds for items included in the Cost Budget sufficient to bring the Loan In Balance and provide evidence reasonably satisfactory to Lender of such expenditures, or (ii) depositing with Lender sufficient funds to bring the Loan In Balance. Lender shall be under no obligation to make any further advances until the Loan is In Balance.

5.8 Reports and Notices. To furnish promptly to Lender such information as Lender may reasonably require concerning costs, progress of construction, marketing, and such other factors as Lender may reasonably require with respect to the Project; to notify Lender promptly in writing of any litigation instituted or overtly threatened in writing against Borrower, any liens filed by the Internal Revenue Service against Borrower or the Property, any audits of any Federal or state tax return of Borrower, and the results of any such audit; to notify Lender promptly in writing of any condemnation or similar proceedings with respect to all or any part of the Property or Project, or any proceeding seeking to enjoin the intended use of the Property or construction of the Project, and of all changes in governmental requirements pertaining to the Property or the Project, utility availability, anticipated costs of the Project, and any other matters which could reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under this Agreement, as any such matters become known to Borrower.

5.9 Books and Records. To maintain complete and accurate account books and records with respect to the Loan, the Property and the construction of the Project, which books and records shall reflect the consistent application of accepted accounting methods, and to make such books and records available at reasonable times for inspection and copying by Lender or its agent, with Lender paying its own expenses of inspection and copying.

5.10 Access and Promotion. To permit Lender and its agents to have access to and the right to inspect the Property and the Project during normal business hours upon reasonable notice to Borrower and to name Lender on any construction signage at the Property identifying Lender as providing construction financing for the Project, if requested by Lender and permitted under local sign ordinances.

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5.11 Indebtedness. To duly and promptly pay all Borrower’s indebtedness to Lender according to the terms of this Agreement and the other Loan Documents, to duly and promptly pay all other indebtedness of Borrower, and to incur no other indebtedness in any manner secured in whole or in part by the Property, the Project or any income to be derived therefrom.

5.12 Future Financial and Operating Statements. To furnish to Lender the following financial information:

(a) Within ninety (90) days of the end of each calendar year, a balance sheet and a statement of income and expenses of Borrower, prepared in accordance with generally accepted accounting principles (or other approved accounting method acceptable to Lender), consistently applied, which statements shall be certified by Borrower as true and correct in all material respects.

(b) Within ninety (90) days of the end of each calendar year, a balance sheet of Guarantor, prepared in accordance with tax basis accounting principles (or other approved accounting method acceptable to Lender), consistently applied, which statements shall be certified by Guarantor as true and correct in all material respects.

(c) Within forty-five (45) days of the end of each calendar quarter, after commencement of leasing of the Project, a current operating statement and rent roll for the Project, in form reasonably satisfactory to Lender, certified by Borrower.

(d) Within ten (10) business days of filing, the current federal income tax return of Borrower (or its Affiliate with which Borrower’s income is included), including all schedules.

(e) Within forty-five (45) days of the end of each calendar quarter, any available quarterly update of the Mill Creek Residential Trust, LLC portfolio status report.

5.13 Maintain Existence. To maintain its existence and good standing in each state in which its business or assets makes qualification necessary; not to permit any change in ownership or management of Borrower, or in other Persons owning Borrower directly or indirectly, from that set forth in Schedule 4.1 except for Permitted Transfers; not to convey, transfer, or lease any substantial part of its property, assets, or business to any other Person except in the normal course of its business; not to engage in any business enterprise other than ownership and leasing of the Property and construction of the Project as provided in this Agreement; not to incur any debt for borrowed money, either as a primary obligor or as a guarantor or surety, except for the Loan; not to merge or consolidate, or permit any such constituent entity to merge or consolidate, with or into any other firm or corporation or enter into any partnership or joint venture with any other Person except with Lender’s prior written consent; and not to make any loans or advances to any other Person, except extensions of credit in the normal course of business (including to Manager or General Contractor in connection with the Project). Notwithstanding the foregoing, all Permitted Transfers will be allowed without Lender’s consent, and Investor will have the right to remove and replace the Mill Creek Member as the operating member of Borrower with either Investor or an operating member owned and controlled by Investor in accordance with the terms and conditions of Borrower’s operating agreement, upon prior written notice to Lender.

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5.14 Maintain Single Purpose Entity Status. Borrower shall not:

(A) Engage in any business or activity other than the ownership, leasing, operation and maintenance of the Mortgaged Property and the Project and activities incidental thereto;

(B) Acquire or own any material assets other than (i) the Mortgaged Property and (ii) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Mortgaged Property;

(C) Merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as permitted in the Loan Documents) or change its legal structure (except for Permitted Transfers or as otherwise permitted under the Loan Documents), without in each case Lender’s consent;

(D) Fail to preserve its existence as a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its articles of organization, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect its ability to perform its obligations under any Loan Document;

(E) Own any subsidiary or make any investment in, any Person without the consent of Lender, except for any investments in investment-grade securities;

(F) Commingle its funds or assets with the assets of any of its members or Affiliates or with the assets of any other Person or entity, excluding any distributions or other payments made to its members or Affiliates in accordance with the Loan Documents;

(G) Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, trade payables incurred in the ordinary course of business, guarantees in connection with the construction of the improvements, obligations for taxes paid when due and any indemnity required by the Title Company in connection with the Loan, the mortgagee title policy or endorsements required hereunder or the construction of the Project;

(H) Fail to maintain its records, books of account and bank accounts separate and apart from those of its members and Affiliates, the Affiliates of any of its members, and any other Person or entity;

(I) Except for the General Construction Contract, any management agreement with Manager or the development agreement with the Mill Creek Member, enter into any contract or agreement with any of its members or Affiliates, or the Affiliates of any of its members, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(J) Seek its dissolution or winding up in whole, or in part;

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(K) Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its members and Affiliates, the Affiliates of any of its members, or any other person or entity;

(L) Hold itself out to be responsible for the debts of another person or entity, except for any guaranties, sureties or bonds provided by Borrower in connection with the construction of the Project;

(M) Make any loans or advances to any third party, including any of its members or Affiliates, or the Affiliates of any of its members (except for General Contractor or any Manager);

(N) Fail to file its own tax returns except to the extent the Borrower is a member of a consolidated taxpayer group that files such returns and Borrower reconciles and pays its own tax liabilities directly or by reimbursement to the group;

(O) Agree to, enter into or consummate any transaction which would render it unable to confirm that (i) it is not an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) it is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) less than twenty-five percent (25%) of each of its outstanding class of equity interests are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2), as modified by Section 3(42) of ERISA;

(P) Fail either to hold itself out to the public as a legal entity separate and distinct from any other person or entity or to conduct its business solely in its own name, in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including any of its members or Affiliates, or any general partner, principal or Affiliate thereof); or

(Q) Make distributions to members such as would result in the failure to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

5.15 Changes to Property. To authorize or permit no changes to the Property or the zoning or subdivision thereof that would be inconsistent with the Project without the prior written consent of Lender and not consent to the formation of any district that would impose any additional assessments upon the Property (an “Assessment District”) without the prior written consent of Lender. Nothing herein is intended to result in a breach by Borrower if the Assessment District can be and is imposed upon Borrower and the Property without the necessity of Borrower’s consent. Lender’s consent shall not be unreasonably withheld, conditioned or delayed to an Assessment District if any additional costs are adequately supported by projected operating income from the Project and does not materially decrease the value of the Project.

5.16 Changes to Plans and Specifications or General Construction Contract. To authorize or permit no changes to the Plans and Specifications or General Construction Contract (which shall include any change in the amount of any guaranteed maximum cost, or any increase due to the floating nature of such guaranteed maximum amount that would result in the

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maximum cost, including the General Contractor fee, exceeding $34,589,731) without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, and all governmental authorities having jurisdiction to the extent such approval is required by law or regulation. Notwithstanding the foregoing, Lender’s approval shall not be required for a change order so long as the Loan remains In Balance for any change order (i) involving less than $50,000 in cost, as long as the aggregate value of all change orders made without Lender’s consent (including the change order under consideration) has not exceeded $500,000, and the requested change does not materially alter the scope or quality of the Project, (ii) required by governmental authorities, or (iii) that does not result in an increase in the guaranteed maximum amount of the General Construction Contract (including the General Contractor fee) above $34,589,731. Borrower will promptly provide Lender a copy of each change order. If the change order would result in the Loan not being In Balance, Borrower will bring the Loan In Balance as provided in Section 5.7.

5.17 Comply with Other Loan Documents. To perform all its obligations under the Note and other Loan Documents.

5.18 List of Contractors, Subcontractors, and Materialmen. To notify Lender promptly upon Lender’s written request of the names and addresses of all contractors, subcontractors and materialmen who are employed in connection with the construction of the Project, and whose names and addresses were not heretofore supplied to Lender. Lender shall have the right to approve any subcontractor having any contract or contracts for the Project with an aggregate cost of $1,000,000 or more; provided that Lender has approved the subcontractors identified on Schedule 5.18 as of the date hereof. Upon request by the Lender, the General Contractor must provide a report satisfactory to Lender analyzing all subcontractors with contracts of $1,000,000 or more, performed by the McGladrey Firm. Lender shall have no approval rights over subcontractors with subcontracts of less than $1,000,000.

5.19 Completion. Within one hundred twenty (120) days after completion of the Project, Borrower will provide Lender with an ALTA/ACSM as-built survey (with such Table A items as shall be designated by Lender) and photographs of the completed Project, its architect’s certificate of substantial completion in all material respects in accordance with the Plans and Specifications, copies of certificates of occupancy, copies of all licenses, permits and other authorizations as may be necessary for the intended use, leasing and occupancy of the Project, a copy of its form tenant lease (which shall thereafter following Lender’s approval be used for all leases unless any material change to such form is first submitted to and approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed), and a final lien waiver from the General Contractor and its affidavit that it has fully paid all subcontractors, laborers and materialmen, and such other lien waivers as Lender may request.

5.20 Construction Accounts. To establish and maintain the Borrower’s construction account, being the account from which all amounts under the Cost Budget are to be paid.

5.21 Dividends, Distributions and Redemptions. Not declare or pay any distributions to its members or managers, as applicable, or purchase, redeem, retire, or otherwise acquire for value, any ownership interests in Borrower now or hereafter outstanding, return any capital to its members or managers, as applicable, or make any distribution of assets to its members or managers, as applicable (any of the foregoing, a “Distribution”), unless, at the time

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of any Distribution, no Event of Default exists that has not been cured, the Project has been completed in all material respects in accordance with the Plans and Specifications and all construction and related costs thereof have been paid and leasing has commenced, and such Distribution is made solely from Net Cash Flow that has not previously been distributed.

5.22 Further Assurances. At Lender’s request, to execute and deliver to Lender all further documents and perform all other acts which Lender reasonably deems necessary or appropriate to perfect or protect its security for the Loan so long as such documents and/or acts do not increase Borrower’s obligations or limit the rights of Borrower under the Loan Documents.

ARTICLE VI

EVENTS OF DEFAULT

The occurrence of any of the events listed in this Article shall constitute an Event of Default under this Agreement:

6.1 Nonpayment of Indebtedness. Failure of Borrower to make (a) any payment of interest or principal due pursuant to the Note within ten (10) days following the date due, or (b) any payment of any other sum due pursuant to the Loan Documents as and when due and such failure (as to payment of sums other than principal or interest) is not cured within ten (10) days following written notice from Lender, all whether the payment is due by acceleration or otherwise under the terms of the Note, Mortgage, this Agreement, or any other Loan Documents.

6.2 Assignment or Conveyance. Assignment by Borrower of this Agreement, any rights hereunder, or any advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Property or the Project or any interest therein (other than Permitted Exceptions or as expressly authorized herein or in any of the other Loan Documents) without the prior written consent of Lender.

6.3 Foreclosures or Liens. The institution of a foreclosure action against the Property or the Project or any part thereof, or the filing of a lien against the Property or the Project or any part thereof, which is not being contested in accordance with the Loans Documents or removed of record, bonded off, or dismissed within thirty (30) days after Borrower is notified in writing by Lender or otherwise of such filing.

6.4 Misrepresentation. If any written certificate, statement, representation or warranty heretofore or hereafter furnished by or on behalf of Borrower or Guarantor pursuant to or in connection with this Agreement, any other Loan Document (including, without limitation, representations and warranties contained herein, but subject, in the case of any reaffirmation deemed made as of each Loan advance, to the provisions of Section 4.10 hereof) or as an inducement to Lender to extend any credit to Borrower proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified or to have omitted any material fact (including, without limitation, any substantial contingent or unliquidated liability or claim or any fact necessary to make such information not materially misleading.

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6.5 Failure to Complete Project. Failure by Borrower to complete construction of the Project, and obtain a certificate of occupancy or other final governmental approval required for the Project, on or before the Required Completion Date (as extended as a result of a Force Majeure Event).

6.6 Failure to Insure. Failure or refusal by the Title Company, by reason of any matter affecting title to the Property or the Project, to insure any Loan advance as giving rise to a valid first lien, subject only to those exceptions previously approved by Lender, which failure is not cured within ninety (90) days following written notice from Lender to Borrower.

6.7 Failure to Perform Obligations. Failure by Borrower to perform, in any material respect, any term, condition or covenant herein or in any other Loan Document (other than as specified in Sections 6.1 through 6.6 above), which failure is not cured within thirty (30) days after written notice thereof from Lender to Borrower; provided, however, that if such failure is not reasonably capable of cure within such thirty (30) days but within such period the Borrower commences a cure and provides written notice thereof to Lender and thereafter diligently pursues a cure, the period will be extended for so long as Borrower is diligently pursuing a cure but not longer than ninety (90) days from such original written notice.

6.8 Voluntary Insolvency Proceeding. The filing by Borrower or Guarantor of a voluntary petition, or the adjudication of Borrower or Guarantor, or the filing by Borrower or Guarantor of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if Borrower or Guarantor should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors, or the admission in writing by either Borrower or Guarantor of its inability to pay its debts generally as they become due.

6.9 Involuntary Insolvency Proceeding. The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower or Guarantor which petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or the seeking or consenting to the appointment of any trustee, receiver or liquidator of Borrower or Guarantor or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive).

6.10 Post-Closing Requirements. Any failure to timely provide the Post-Closing Items in form and content reasonably satisfactory to Lender.

6.11 Event of Default. Any Event of Default as defined in any other Loan Documents.

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Borrower has requested that Lender send to Investor a copy of any notice of Default or Event of Default at the address of Investor set forth in this Agreement. Investor may elect to cure or attempt to cure such Default or Event of Default within the same period as allowed Borrower pursuant to this Agreement, but shall not be obligated to do so. Lender will accept performance by Investor under this Section as if performed by Borrower. Upon the timely cure in accordance with the terms of this Section, the Loan shall be fully reinstated.

ARTICLE VII

REMEDIES UPON DEFAULT

Lender may elect in its discretion to refuse to fund all or any part of a requested advance of the Loan if an Event of Default exists or a monetary Default exists. Lender may also elect to refuse to fund all or any part of a requested advance of the Loan if any non-monetary Default exists, which does not yet constitute an Event of Default due to a stated cure period not having expired, if the Lender in its discretion, acting in good faith, considers such non-monetary Default to be material and so notifies Borrower. Upon the occurrence and during the continuance of any Event of Default, Lender shall also have the absolute right in its sole discretion to exercise alternatively or cumulatively any or all of the remedies set forth in this Article.

7.1 Termination. Cancel Lender’s obligations to make further advances pursuant to this Agreement by written notice to Borrower. Upon the occurrence of any event in Sections 6.8 or 6.9 such cancellation shall occur automatically without notice.

7.2 Specific Performance. Institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement.

7.3 Taking of Possession. To the extent permitted by applicable law, take immediate possession of the Property and the Project as well as all other Mortgaged Property as is necessary to fully complete all on-site and off-site improvements required by the Plans and Specifications and complete the construction and equipping of the Project and do anything in its sole judgment to fulfill the obligations of Borrower hereunder, including availing itself of and procuring performance of existing contracts, amending the same, or entering into new contracts with the same contractors or others and employment of watchmen to protect the Property and the Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby authorizes Lender to complete construction and equip the Project, to use unadvanced Loan funds or funds which Borrower may have deposited with Lender pursuant to this Agreement, or to advance funds in excess of the Loan amount (and Borrower agrees to reimburse Lender for any expenses of such completion which exceed undisbursed Loan funds reasonably necessary or appropriate to complete the Project in substantially the manner contemplated by the Plans and Specifications) to complete the Project; to pay all taxes and assessments on the Property or the Project not paid by Borrower when due and to add the amounts of any such payments to the amount of indebtedness secured by the Security Documents; to make changes in the Plans and Specifications which shall be reasonably necessary or appropriate to complete the Project in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle, or compromise all bills and claims, which may be incurred in connection with constructing and equipping the Project; to purchase any fixtures, equipment, machinery, furniture or any other personal property

Loan Agreement - Page 23

as may be necessary or desirable for the completion of the construction and equipping of the Project or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required; to prosecute and defend all actions or proceedings in connection with the Property or the Project, fixtures, equipment, machinery, furniture or any other personal property; and to do any act which Borrower might do in its own behalf relating to the Property or the Project. WITHOUT LIMITATION, THE FOREGOING REIMBURSEMENT OBLIGATION APPLIES TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF LENDER BUT NOT TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER.

7.4 Receivership. After giving such notice to Borrower as may be required by applicable law, appoint or seek appointment of a receiver, without further notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property and the Project, preventing waste to the Project, and to protect all rights accruing to Lender by virtue of this Agreement and the Mortgage, and expressly to make any and all further improvements, whether on-site or off-site, as Lender may determine to be necessary to complete the development and construction of the Project. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Mortgage and enforced as a lien against the Property and the Project.

7.5 Acceleration. Accelerate maturity of the Note and any other indebtedness of Borrower to Lender, and demand payment of the principal sum due thereunder, with interest, advances, actual, out-of-pocket costs, and reasonable attorneys’ fees, and enforce collection of such payment by foreclosure of the Mortgage or the enforcement of any other Loan Documents.

7.6 Other. Exercise any other right, privilege or remedy available to Lender as may be provided by the Loan Documents or under applicable law.

ARTICLE VIII

MISCELLANEOUS

8.1 Conflicting Provisions. In the event of a conflict between any of the provisions of the Mortgage, Note, or any other document evidencing or securing the Loan, and this Agreement, the provisions of this Agreement shall control.

8.2 Exclusiveness. This Agreement, the Note and the other Loan Documents are made for the sole protection of Borrower and Lender, and their permitted successors and assigns, and no other Person shall have any right of action hereunder.

8.3 Notice. All notices provided for herein shall be given personally, by mail or by overnight courier service, addressed to the appropriate party at the address hereafter designated for such party, or such other address as the party who is to receive such notice may designate in writing. Notice by mail shall be by certified mail, addressed to the party with the proper amount of postage affixed thereto and shall be deemed received three (3) days after the date sent in the manner aforesaid. Notice by overnight courier shall be sent prepaid and shall be deemed received on the business day after the date sent. Actual receipt of notice shall not be required to effect notice hereunder.

Loan Agreement - Page 24

If to Borrower:

GGT Spring Town TX, LLC

c/o Mill Creek Residential Trust LLC

5225 Katy Freeway, Suite 103

Houston, Texas 77007

Attention: Mr. Jeb Cox

with copies to:

GGT Spring Town TX, LLC

c/o Mill Creek Residential Trust, LLC

949 South Coast Drive, Suite 400

Costa Mesa, California 92626

Attention: Mr. Eric Lezak

GGT Spring Town TX, LLC

c/o Mill Creek Residential Trust LLC

200 East Robinson Street

Suite 210

Orlando, Florida 32801

Attention: Mr. Alan Kolar

Michelle R. Brown, Esq.

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

and with a copy to Investor of any notice of Default or Event of Default to:

GGT Spring Town Holdings, LLC

c/o CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Rosemary Q. Mills, Chief Financial Officer

Attention: Scott Hall

GGT Spring Town Holdings, LLC

c/o CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, Esq., General Counsel

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 200

Orlando, Florida 32801

Loan Agreement - Page 25

Attention: Joaquin E. Martinez, Esq.

and with a copy to Guarantor of any notice of Default or Event of Default to:

GGT Spring Town TX, LLC

c/o Mill Creek Residential Trust, LLC

949 South Coast Drive, Suite 400

Costa Mesa, California 92626

Attention: Mr. Eric Lezak

MCRT West Assurance XIX LLC

200 East Robinson Street

Suite 210

Orlando, Florida 32801

Attention: Mr. Alan Kolar

If to Lender:

Synovus Bank

800 Shades Creek Parkway, Suite 325

Birmingham, Alabama 35209

Attention: Andy Hudson

With a copy to:

Dwight L. Mixson, Jr.

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama 35203

8.4 Governing Law and Jurisdiction. This Agreement, the Note and other Loan Documents, and the rights and obligations of the parties thereto, shall be construed and interpreted in accordance with the laws of the State of Texas. Borrower consents to the jurisdiction of the federal and state courts presiding in Harris County, Texas in any action to enforce this Agreement or any other Loan Documents. Nothing herein shall limit the jurisdiction of any other court.

8.5 Modification and Waiver. No provisions of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the party to be bound.

8.6 Materiality. All representations and warranties made herein and in the Loan Documents shall be deemed to have been material and relied on by Lender and shall survive the execution and delivery of the Note and the Loan Documents and the disbursements and advances of funds made pursuant to this Agreement.

8.7 Headings. All descriptive headings of articles and sections in this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

Loan Agreement - Page 26

8.8 Severability. Inapplicability or unenforceability of any provisions of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

8.10 Assignability. Neither this Agreement, nor any rights or obligations hereunder, nor any advance to be made hereunder, is assignable by Borrower. Borrower will not convey or encumber the Property or Project, or any part thereof, by mortgage or other lien (other than Permitted Exceptions or as expressly authorized in this Agreement or any of the other Loan Documents) without the prior written consent of Lender. The rights of Lender under this Agreement are assignable in part or wholly in connection with the sale of the Loan with the prior written consent of Borrower, and any assignee of Lender shall succeed to and be possessed of the rights of Lender hereunder to the extent of the assignment made, including the right to make advances to Borrower or any approved assignee of Borrower in accordance with this Agreement. If Loan is only sold in part, Lender shall remain as the servicer of the Loan. Notwithstanding the foregoing, nothing herein shall restrict Lender’s right to sell the Loan without consent of Borrower in whole or part to any purchaser if (i) the Loan is fully funded, (ii) an Event of Default has occurred and continues to exists, or (iii) Lender is required to sell the Loan (or part thereof) by any regulatory authority having jurisdiction over Lender. No sale of the Loan shall release Lender from its obligation to fund the Loan in accordance with and subject to the conditions of the Loan Documents or obligate Borrower for any increase in obligations or additional expenses.

8.11 No Agency Relationship. Lender is not the agent or representative of Borrower and this Agreement shall not make Lender liable to materialmen, contractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either expressed or implied, between Lender and any materialmen, subcontractors, craftsmen, laborers, or any other Person supplying any work, labor or materials for the Project or the Property.

8.12 Waiver. No course of dealing and no delay or omission by Lender in exercising any right or remedy hereunder or with respect to any indebtedness of Borrower to Lender shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Lender may remedy any default by Borrower to Lender or any other Person in any manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower in the event that Borrower shall fail to remedy such default and shall be reimbursed for any and all of its reasonable out-of-pocket expenses in so remedying such default, together with interest from the date of written notice for reimbursement from Lender to Borrower until repaid at a rate equal to the Default Rate, as set forth in the Note. All rights and remedies of Lender hereunder are cumulative.

Loan Agreement - Page 27

8.13 Collateral Assignment. Borrower hereby collaterally assigns to Lender all Borrower’s right, title, and interest in:

(A) The Plans and Specifications,

(B) Borrower’s books and records relating to the Property or construction of the Project,

(C) To the extent assignable without the consent of a third party that has not been obtained, all applications, licenses, permits, water and sewer allocations or rights, and other rights and commitments now in existence or hereafter made or issued relating to the Property or the Project or any future refinancing thereof, and

(D) To the extent assignable without the consent of a third party that has not been obtained, all contracts now or hereafter made by Borrower relating to the Property or the construction, equipping, marketing, management, sale or lease of all or any part of the Property or the Project, including, without limitation, architectural, engineering and construction contracts.

Borrower agrees that, upon any Event of Default under this Agreement, Lender shall have the absolute right to exercise its remedies that are or may be available under the Uniform Commercial Code and to complete or allow others to complete the Project, and, as to any such property which is also the subject of a security agreement or financing statement in favor of Lender, that Lender will not be limited to remedies available under the Uniform Commercial Code, but may at its option avail itself of the rights granted herein in addition to or in substitution for its Uniform Commercial Code remedies to the extent available under applicable law. Such collateral assignment shall not restrict Borrower’s use thereof to complete the Project.

8.14 Termination of Commitment. Any commitment letter or term sheet shall terminate upon the execution of this Agreement. Without limiting the foregoing, to the extent any provision of any commitment letter or term sheet shall conflict with the terms of this Agreement or other Loan Documents, this Agreement and the other Loan Documents shall control.

8.15 Participation and/or Syndication. Lender may sell one or more participation or syndication interests in all or any part of the Loan as determined by Lender in its discretion to one or more banks or financial institutions upon terms acceptable to Lender; provided that (a) Lender shall remain solely responsible to Borrower for the performance of its original obligations under the Loan Documents, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the Loan Documents, and (c) such participants shall have no right of set-off. Notwithstanding the foregoing, nothing herein shall restrict Lender’s right to sell the Loan in whole or part to any purchaser if (i) the Loan is fully funded, (ii) an Event of Default has occurred and continues to exists, or (iii) Lender is required to sell the Loan (or part thereof) by any regulatory authority having jurisdiction over Lender. No sale of the Loan shall release Lender from its obligation to fund the Loan in accordance with and subject to the conditions of the Loan Documents or result in increased obligations or expenses to Borrower.

Loan Agreement - Page 28

8.16 Restoration and Repair of Property Damaged or Taken. Lender agrees that, upon Borrower’s written request, the net proceeds of insurance or condemnation paid and received by Lender with respect to a casualty or taking of the Property or Project (after payment of Lender’s actual, out-of-pocket costs and expenses in obtaining such proceeds) shall be deposited into an account with Lender and shall be made available to Borrower for repair or restoration of the Project, provided the following conditions are met:

(a) At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Event of Default;

(b) The property, buildings, improvements and fixtures so damaged must be capable of being restored to substantially their pre-existing condition and utility (with a value equal to or greater than prior to such loss or damage), not later than the later of the Required Completion Date or two hundred ten (210) days following the date of the casualty or taking;

(c) Within one hundred twenty (120) days following the date of such loss or damage and prior to any proceeds being disbursed to Borrower, Borrower shall have confirmed to Lender if Lender so requests that Borrower intends to restore the Project and shall have provided to Lender all of the following (to the extent not waived in writing by Lender):

(i) copies of complete plans and specifications for restoration of the property, buildings, improvements and fixtures damaged or taken to substantially the same condition and utility prior to such loss or damage,

(ii) construction contract (which may be substantially similar to the General Construction Contract), providing for repair or restoration of the improvements so damaged or taken, with a contractor (which may be the General Contractor) and on terms reasonably satisfactory to Lender,

(iii) payment and performance bonds with respect to such contract (unless the contractor is General Contractor), on standard AIA forms, naming Lender as obligee to the extent required by Lender for a material casualty or condemnation,

(iv) builder’s risk insurance or property insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause,

(v) such additional funds as in Lender’s reasonable opinion are necessary to complete the repair and restoration as may be required under Section 8.16(g), and

(vi) copies of all permits and licenses necessary to commence the work in accordance with the plans and specifications;

(d) Lender may, at Borrower’s expense, retain an independent inspector to review plans and specifications and completed construction and to certify all requests for disbursement;

(e) Borrower shall be pursuing such work to completion;

Loan Agreement - Page 29

(f) Each disbursement by Lender of such proceeds and deposits shall be funded in accordance with and subject to the disbursement procedures and conditions set forth in this Agreement that apply to disbursement of the Loan; and

(g) If, at any time during the course of such work, amounts held by Lender should be insufficient, in the reasonable judgment of Lender, to pay for all remaining costs of the work, Borrower will within ten (10) business days of written notice from Lender either (i) deposit with Lender the amount of such estimated deficiency, such funds to be held and disbursed as provided in this Agreement, or (ii) expend an amount of Borrower’s funds for the estimated deficiency and provide evidence reasonably satisfactory to Lender of such expenditures.

In the event Borrower fails to timely make such election or having made such election fails to timely comply with the terms and conditions set forth herein, Lender shall be entitled with notice but without consent from Borrower to apply such proceeds or the balance thereof at Lender’s option either (i) to the full or partial payment or prepayment of the indebtedness under the Note and other Loan Documents in such order and manner as Lender may elect or (ii) to the repair and/or restoration of the property, buildings, improvements or fixtures damaged or taken.

8.17 Non-Recourse Parties. Notwithstanding anything to the contrary contained in this Agreement, any other Loan Documents, or otherwise, Lender shall have no recourse upon or against any property or assets of Mill Creek Residential Trust LLC, the Mill Creek Member, Investor or any of their past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates (other than Borrower or Guarantor) or representatives (collectively, the “Non-Recourse Parties”) or any of their respective assets for payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement or the Loan Documents. The Non-Recourse Parties shall not be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Lender’s rights or remedies under or with respect to this Agreement or the Loan Documents, in equity or otherwise. Lender shall not seek enforcement of any judgment, award, right or remedy against any asset of any of the Non-Recourse Parties. The provisions of this Section 8.17 shall survive the termination of the Loan, this Agreement or the Loan Documents. The provisions of this Section 8.17 are hereby incorporated into all Loan Documents.

[Remainder of page left intentionally blank]

Loan Agreement - Page 30

IN WITNESS WHEREOF, the manager of Borrower has caused this Agreement to be executed by its duly authorized officer in the capacity of manager and on behalf of Borrower, and Lender has caused this Agreement to be executed by its duly authorized officer, as of the date first set forth above.

SYNOVUS BANK, a Georgia state banking corporation

BY:	/s/ Andy Hudson
Its	Andy Hudson

[Signatures Continue on Following Page]

Loan Agreement - Signature Page

BORROWER:

GGT SPRING TOWN TX, LLC, a Delaware limited liability company

BY:	MCRT Spring Town LLC, a Delaware limited liability company, its operating member

	BY:	/s/ Eric Lezak
	Name:	Eric J. Lezak
	Its	Managing Director

[End of Signatures]

Loan Agreement - Signature Page

EXHIBITS

A—Legal Description

B—Cost Budget

SCHEDULES

2.7—Post-Closing Items

4.1—Ownership and Management

5.18—Approved Major Subcontractors

Loan Agreement - Exhibit List Page

EXHIBIT A

Legal Description

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

Cost Budget

Cost Item	Total
Construction Hard Costs	$32,671,444.00
General Contractor (GC) Fee	1,918,287.00
Land	5,096,520.00
Taxes	200,000.00
Legal	300,000.00
Closing Costs	200,000.00
Financing	330,218.00
Municipal Fees	364,308.00
Architect	700,000.00
Engineering and Surveying	200,000.00
Preleasing	150,000.00
Marketing	700,000.00
Construction Interest	616,410.00
Broker Fee	76,448.00
Miscellaneous/Other	25,000.00
Leaseup Operating Deficit	528,605.00
Overhead/Development Fee	1,333,981.00
Soft Cost Contingency	388,780.00

Total Project Cost	$45,800,000.00

SCHEDULE 2.7

Post-Closing Items

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 4.1

Ownership and Management

Ownership

GGT Spring Town Holdings, LLC	95%
MCRT Spring Town LLC	5%

Management

Managing Member:	GGT Spring Town Holdings, LLC with day-to-day operations delegated to MCRT Spring Town LLC as Operating Member

SCHEDULE 5.18

Approved Contractors

[Omitted as not necessary to an understanding of the Agreement]